UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 27, 2012

Date of Earliest Event Reported: March 23, 2012

PREGIS HOLDING II CORPORATION

1650 Lake Cook Road, Suite 400

Deerfield, IL 60015

(Address of principal executive offices) (Zip Code)

(847) 597-2200

(Registrant’s telephone number, including area code)

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.	State or other jurisdiction of incorporation
333-130353-04	Pregis Holding II Corporation	20-3321581	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2012, Pregis Holding II Corporation (“Pregis Holding II”), Pregis Corporation (“Pregis”) and certain of Pregis’s subsidiaries entered into first lien credit facilities with General Electric Capital Corporation, as revolving agent and administrative agent, and other lenders from time to time party thereto (the “First Lien Credit Facilities”). Pregis Holding II, Pregis and certain of Pregis’s subsidiaries also entered into a second lien credit facility with FS Investment Corporation as agent and lender (the “Second Lien Credit Facility” and, together with the First Lien Credit Facilities, the “Senior Secured Facilities”). The Second Lien Credit Facility was funded in full on March 23, 2012 and the proceeds from the Second Lien Credit Facility were utilized to repay the existing ABL Facility (as defined below) in full and to pay certain fees and expenses in connection the Senior Credit Facilities, with the remainder retained by Pregis. The First Lien Credit Facilities have not been drawn and are expected to be drawn on or about April 26, 2012. The proceeds from the First Lien Credit Facilities, together with the remaining proceeds from the Second Lien Credit Facility retained by Pregis, will be utilized to redeem Pregis’s senior secured notes and senior subordinated notes in full on their redemption dates.

The First Lien Credit Facilities provide for a $35 million revolving credit facility (which includes a sub-facility for the issuances of letters of credit) and a $142.5 million term loan B facility. The Second Lien Credit Facility provides for a $45 million term loan B facility. The borrowers under the Senior Secured Facilities are Pregis and its wholly owned domestic subsidiaries (the “Borrowers”). All obligations under the Senior Credit Facilities are guaranteed by Pregis Holding II and its direct or indirect domestic subsidiaries. All obligations under the First Lien Credit Facilities and the guarantees of those obligations are secured by a first priority security interest in substantially all assets of Pregis Holding II and its direct and indirect domestic subsidiaries and a first priority pledge of 100% of the capital stock of the Borrowers and the guarantors and a first priority pledge of 65% of the capital stock of the first-tier foreign subsidiaries of the Borrowers and the guarantors. All obligations under the Second Lien Credit Facility and the guarantees of those obligations are secured by a second priority security interest in substantially all assets of Pregis Holding II and its direct and indirect domestic subsidiaries and a second priority pledge of 100% of the capital stock of the Borrowers and the guarantors and a second priority pledge of 65% of the capital stock of the first-tier foreign subsidiaries of the Borrowers and the guarantors.

The loans under the First Lien Credit Facilities are scheduled to mature on March 23, 2017. The revolving loans under the First Lien Credit Facilities bear interest at LIBOR plus an applicable margin for LIBOR loans or a base rate plus an applicable margin for base rate loans. The term loans under the First Lien Credit Facilities bear interest at LIBOR plus an applicable margin for LIBOR loans or a base rate plus an applicable margin for base rate loans.

The loans under the Second Lien Credit Facility are scheduled to mature on March 23, 2018 and bear interest at LIBOR or a base rate plus an applicable margin.

The Senior Credit Facilities contain customary representations, warranties, covenants and events of default and require quarterly compliance with a total leverage ratio, first lien leverage ratio and an interest coverage ratio. The Senior Credit Facilities also provide for mandatory prepayments out of certain asset sales, insurance proceeds, excess cash flow and debt and equity issuances.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the closing of the Senior Secured Facilities, Pregis and its subsidiaries repaid their obligations in full under and terminated the ABL credit agreement,, dated March 23, 2011, among Pregis Holding II, Pregis and certain of its subsidiaries, Wells Fargo Capital Finance, LLC, as agent, Wells Fargo Bank, National Association, as lender and other lenders from time to time parties thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREGIS HOLDING II CORPORATION

By	/s/ D. Keith LaVanway

D. Keith LaVanway Vice President and Chief Financial Officer

Date: March 27, 2012